CONTACT: Janine Orf
                                                    Director, Investor Relations
                                                                  (314) 279-5443

                                                    Michele Katz/Connie Bienfait
                                                        Morgen-Walke Associates,
                                                          Press: Frank Domondom/
                                                                      Tammy Rose
                                                                  (212) 850-5600

     MEMC TO RELEASE FIRST QUARTER 1999 RESULTS ON OR BEFORE APRIL 12, 1999

                 Rights Offering Expiration Date Extended

St. Peters, MO, March 26, 1999 - As previously announced, MEMC Electronic Materials, Inc. (NYSE: WFR) completed its $106 million private placement with VEBA Zweite Verwaltungsgesellschaft mbH (VEBA Zweite), a member of the Company's majority stockholder group, on March 22, 1999 and commenced the $94 million rights offering to the Company's stockholders other than VEBA Corporation and VEBA Zweite. VEBA Zweite has agreed to purchase all shares not subscribed for by other stockholders in the rights offering, subject to certain customary conditions.

MEMC plans to report final first quarter results on Monday, April 26, 1999 after the market closes, with a conference call to follow on Tuesday, April 27, 1999 at 9:00 a.m. eastern daylight time.

Because of the ongoing rights offering, on or before the close of business on April 12, 1999 MEMC will pre-announce information then available to the Company regarding first quarter 1999 revenues and net earnings. Due to the expected timing of this pre-announcement, the Company has extended the expiration date of the rights from April 8 and April 13, 1999, respectively, for foreign and domestic rights holders to 5:00 p.m. eastern daylight time on April 13 and April 16, 1999, respectively. The other terms of the rights offering have not changed.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. In any state or other jurisdiction where securities, blue sky laws or other laws require the rights offering to be made by a licensed broker or dealer, the rights offering will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. The rights offering is being made only by means of a prospectus. A copy of the prospectus may be obtained from the information agent for the rights offering, Morrow & Co., Inc. Banks and brokerage firms should call 800-662-5200 and others should call 800-566-9061.

MEMC is a leading producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in virtually all electronics applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States.

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